SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                Commission File Number:  0-33299
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(Check  One):

[      ]  Form  10-K  and  Form  10-KSB
[      ]  Form  11-K
[      ]  Form  20-F
[  X   ]  Form  10-Q  and  Form  10-QSB
[      ]  Form  N-SAR

For  Period  Ended:  JULY  31,  2002
                     ---------------

[      ]  Transition  Report  on  Form  10-K  and  10-KSB
[      ]  Transition  Report  on  Form  20-F
[      ]  Transition  Report  on  Form  11-K
[      ]  Transition  Report  on  Form  10-Q  and  Form  10-QSB
[      ]  Transition  Report  on  Form  N-SAR

For  the  Transition  Period  Ended:

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



                                     PART I
                             REGISTRANT INFORMATION

Full  Name  of  Registrant:     IQUEST  NETWORKS  INC.
                                ----------------------

Former  Name  if  Applicable:

Address  of  Principal  Executive  Office  (Street and Number):  70 ESSEX STREET
                                                                 ---------------

City,  State  and  Zip  Code:  MYSTIC,  CONNECTICUT   06355
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
                                     PART II
                             RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 10-KSB, Form 20-F, 11-K, Form N-SAR, or portion
 X thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB or portion thereof will be filed on or before the 5th calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

THE FORM 10-QSB FOR THE PERIOD ENDED JULY 31, 2002 COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR EXPENSE BECAUSE THE FINANCIAL STATEMENTS HAVE NOT BEEN REVIEWED BY THE COMPANY'S AUDITORS. THE SUBJECT 10-QSB ANNUAL REPORT WILL BE FILED ON OR BEFORE THE FIFTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE OF SEPTEMBER 15, 2002.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     ANTON  J.  DRESCHER     604     685-1017
     -------------------     ---     --------
     (Name)     (Area  Code)     (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If the answer is no, identify report(s).
                                                                  [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of the operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                 IQUEST NETWORKS INC.
                                 --------------------
                     (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date     SEPTEMBER  16,  2002          By   /s/     ANTON  J.DRESCHER
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